Exhibit 7.1

Stock Purchase Plan
Clearone Communications, Inc. – Common Stock

THIS STOCK PURCHASE PLAN (the “Plan”) is executed by E. Dallin Bagley (“Bagley”), a stockholder of Clearone Communications, Inc. (“Clearone”).

Recitals

           A. Bagley has decided to enter into this written plan to acquire up to $200,000 of Clearone stock per month at a purchase price of not more than $5 per share (the “Plan Shares”).

B. Bagley has engaged Wilson-Davis & Company (“Broker”) to effect purchases of the Plan Shares in accordance with this Plan.

C. Bagley acknowledges that he is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent Broker from conducting purchases in accordance with this Plan and is entering into this Plan in good faith. Further, Bagley acknowledges that he beneficially owns more than ten percent (10%) of the outstanding Clearone common stock.

Agreement

In consideration of the foregoing, Bagley hereby enters into this Plan in accordance with the following terms and conditions:

1. Plan Purchases.

(a) Bagley agrees and hereby instructs the Broker to purchase Plan Shares as follows: During each calendar month calendar month beginning in November 2008 and ending in November, 2009, Broker will purchase up to an aggregate of $200,000 in Plan Shares at a purchase price of not more than $5.00 per share.

(b) All purchases of Plan Shares will be placed through or effected by Broker. The timing (within each calendar month) and execution of all purchases will be made at the sole discretion of Broker to maximize the value to Bagley, provided that in all cases the number of Plan Shares purchased and the price paid for such Plan Shares shall not exceed the amounts specified above in Section 1(a). Bagley will provide no other instruction or guidance to Broker with respect to any purchases. Broker will be provided with a copy of this Plan. Bagley will obtain from Broker an acknowledgement of the receipt of this Plan and an agreement that Broker will cease purchases at such time as Broker may become in possession of material non-public information regarding Clearone (as that phrase is used in 17 C.F.R. §240.10b-5). The number of Plan Shares purchased under this Plan will be appropriately adjusted from time to time to reflect any stock split, stock dividend, reorganization, reclassification, consolidation or similar event with respect to Clearone common stock.

(c) Notwithstanding the purchase provisions of this Plan, Bagley will cease all purchases under this Plan, and will instruct Broker to cease all purchases, promptly upon notice from the Secretary of Clearone that the independent directors of the Clearone Board of Directors have determined that purchases under this Plan must be suspended for the period determined by those Directors. In this regard, Bagley acknowledges that it may be necessary or appropriate for Clearone to instruct Bagley to suspend purchases under this Plan in connection with events, including without limitation public or private offerings of securities, mergers or acquisitions, tender offers or similar events.

(d) Broker will be instructed by Bagley to provide Clearone any information requested by Clearone in connection with Clearone's efforts to determine compliance with the terms of this Plan by Bagley and Broker. Bagley will be responsible for all filings required under Section 16 of the Securities and Exchange Act of 1934 (i.e., Form 4 filings). It is the intent of Bagley that this Plan comply with the requirements of Rule 10b5-1(c) under the Exchange Act and this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

2. Term. This Plan shall become effective on the date executed by Bagley and shall terminate on the earliest to occur of: (i) November, 2009, (ii) the date on which a total of $2,000,000 in Plan Shares have been purchased in accordance with the terms of this Plan, or (iii) the death of Bagley; provided, however, that Bagley may terminate this Plan at any time upon written notice delivered to Broker with a copy to the Secretary of Clearone.

3. Covenants. Bagley acknowledges and agrees that he will not exert any influence over how, when or whether to effect purchases of Plan Shares subsequent to the effective date of this Plan and during the time period the Plan remains in effect. This Plan in no way limits or restricts Bagley from purchasing or selling Clearone securities outside of the Plan so long as such purchases and/or sales are done in compliance with applicable securities laws.

4. Filing of Plan. Bagley agrees to file a copy of this Plan with  the Secretary of Clearone. Bagley further acknowledges and agrees that a copy of this Plan may be filed by Clearone with the Securities and Exchange Commission ("SEC") and disclosed in reports filed by Clearone with the SEC.